Exhibit 10.7

EMPLOYMENT  AGREEMENT

This Employment Agreement (this “Agreement”), dated and effective as of the 22nd day of April, 2019 (“Effective Date”) is entered into by and between Insurance Auto Auctions, Inc. (“Employer” or “IAAI”) and Vance Johnston (“Employee”).

RECITALS

A.          Importance of Employee’s Position to Company: Employee acknowledges and agrees that he will hold a position of trust and confidence to aid Employer in the development and retention of the Company’s business and customers. As a result, Employee will develop many valuable relationships on behalf of Employer and have access to Company’s Confidential Information.

B.          Purpose: This Agreement is intended to set forth certain, but not all, terms and conditions of employment between Employee and Employer, including a provision that Employee agrees to abide by the provisions of, and sign, this Agreement. This Agreement provides for certain restrictions on disclosure and for the protection of the Company’s business, customers and Confidential Information. This Agreement provides for a reasonable and necessary period of non-competition and non-solicitation by Employee effective when the employment relationship is terminated by either party, regardless of cause, in order to protect the Company’s business, goodwill, customers and Confidential Information, all of which belong to the Company.

C.          Consideration: In consideration for the new employment of Employee and Employee’s signing of this Agreement and fulfilling the promises herein, Employer will (a) employ Employee, and (b) provide a Severance Payment (as defined herein) under certain conditions.

D.          Relationship of the Parties: Employee is an at-will employee of Employer. Nothing in this Agreement changes the existing at-will employment relationship or creates any new or different rights to continued employment or benefits, except to the Severance Payment described later.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Employment Period. The period of employment of Employee by Employer hereunder shall commence on the Effective Date and continue thereafter until terminated pursuant to Section 4 of this Agreement (the “Employment Period”).

2.          Title and Duties. During the Employment Period, Employee shall serve as the Chief Financial Officer for IAAI. Employee shall perform the duties and responsibilities inherent in such position and any other duties consistent with such position as may be reasonably assigned to Employee from time to time by Employer’s Chief Executive Officer, or Board of Directors of Employer (“Board”). Employee shall perform the duties of this position in a diligent and competent manner and on a full-time basis during the Employment Period.

3.          Compensation and Benefits.

(a)    Base Salary. During the Employment Period, Employee shall be paid an annual base salary of Five Hundred and Twenty Thousand Dollars and No Cents ($520,000.00) (“Base Salary”), less withholdings and deductions required by law or requested by Employee. Employee’s Base Salary may be adjusted but may not be adjusted downward except in connection with across-the-board base salary reductions, by the Board from time to time.

(b)    Business Expenses. Employer shall reimburse Employee for all reasonable business expenses incurred in performing services pursuant to this Agreement upon Employee’s presentation to Employer, on a timely basis, of satisfactory documentation of such expenditures. Such expenses shall be reimbursed as soon as administratively feasible, but in no event later than the end of the calendar year following the calendar year in which the applicable expense was incurred. Notwithstanding the foregoing, all such expenses shall be reimbursed upon any termination of Employee’s employment under this Agreement, including without limitation a termination for Cause.

(c)
Annual Bonuses. In addition to Base Salary, Employee shall be eligible to participate in the KAR Auction Services, Inc. Annual Incentive Plan (the “Bonus Plan”) (as in effect from time to time). Except as provided in Section 4 and Section 5 below, payment to Employee of any amounts under the Bonus Plan shall be subject to Employee’s continued employment with Employer through December 31 of the calendar year to which such bonus relates. Payment of any bonus pursuant to the Bonus Plan shall be made as soon as practicable but in no event later than March 15 of the year following the calendar year to which such bonus relates.

(d)
Equity. Employee shall be eligible to participate in all Employer incentive programs extended to executive-level employees of Employer generally at levels commensurate with Employee’s position, including without limitation the KAR Auction Services Omnibus Stock and Incentive Plan.

(e)
Employee Benefits. Employee shall be eligible to participate in Employer’s health and welfare benefit programs, 401(k) benefit program, life and disability insurance programs, and any other employee benefits, benefit plans, policies or programs Employer provides to its executive-level employees, in each case, as they may exist from time to time and subject to the terms and conditions thereof. Nothing in this Agreement shall require Employer to maintain any benefit plan, or shall preclude Employer from terminating or amending any benefit plan from time to time.

3

(f)
Vacation and Holidays. During the Employment Period, Employee shall be entitled to annual paid vacation in accordance with Employer’s policy applicable to executive-level employees, but in no event less than four (4) weeks of paid vacation during each full calendar year of employment. Employee shall receive a pro-rated portion of such vacation during Employee’s initial and final partial calendar years of employment under this Agreement. Unused, earned vacation shall not carry over from one calendar year to the next, unless Employer’s written policies otherwise provide for such carry over. Upon termination of Employee’s employment for any reason, Employer shall pay Employee for any unused, earned vacation days based upon Employee’s then current Base Salary. Employee shall also be entitled to all of the paid holidays recognized by Employer generally.

(g)
Automobile Allowance. During the Employment Period, Employer shall pay Employee an annual automobile allowance of at least Eighteen Thousand Dollars and Zero Cents ($18,000.00). Such allowance shall be paid in accordance with Employer’s regular payroll practices, as may be in effect from time to time, but in no event less frequently than monthly.

4.          Termination.
(a)
Termination by Employer for Cause. Employer may terminate Employee’s employment under this Agreement at any time for Cause after the Board, by the majority vote of its members (excluding, for this purpose, any employee member of the Board, if applicable) determines that the actions or inactions of Employee constitute Cause, and Employee’s employment should accordingly be terminated for Cause. In the event of a termination of Employee by Employer for Cause, Employee or Employee’s estate, if applicable, shall be entitled to receive: (i) Employee’s accrued Base Salary through the termination date, paid within 30 days of the termination date; (ii) an amount for reimbursement, paid within 30 days following submission by Employee to Employer of appropriate supporting documentation for any unreimbursed business expenses properly incurred prior to the termination date by Employee pursuant to Section 3(b) and in accordance with Employer’s policy; (iii) any accrued and unpaid vacation pay, paid within 30 days of the termination date; and (iv) such employee benefits, if any, to which Employee or Employee’s dependents may be entitled under the employee benefit plans or programs of Employer, paid in accordance with the terms of the applicable plans or programs (the amounts described in clauses (i) through (iv) hereof being referred to as “Employee’s Accrued Obligations”).

For purposes of this Agreement, “Cause” means (A) Employee’s willful, continued and uncured failure to perform substantially Employee’s duties under this Agreement (other than any such failure resulting from incapacity due to medically documented illness or injury) for a period of fourteen (14) days following written notice by Employer to Employee of such failure, (B) Employee engaging in illegal conduct or gross misconduct that is demonstrably likely to lead to material injury to Employer, monetarily or otherwise, (C) Employee’s indictment or conviction of, or plea of nolo contendere to, a crime constituting a felony or any other crime involving moral turpitude, or (D) Employee’s violation of Section 7 of this Agreement or any other covenants owed to Employer by Employee.

(b)
Termination by Employer without Cause. Employer may terminate Employee’s employment under this Agreement without Cause at any time upon thirty (30) days’ prior written notice to Employee. In addition to the severance benefits provided in Section 5, in the event of Employee’s termination by Employer without Cause, Employer shall pay to Employee all of Employee’s Accrued Obligations.

(c)
Termination by Employee for Good Reason. Employee may terminate Employee’s employment under this Agreement for Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following:

(i)	Any material reduction of Employee’s authority, duties and responsibilities;
(ii)	Any material failure by Employer to comply with any of the terms and conditions of this Agreement;
(iii)	Any failure to timely pay or provide Employee’s Base Salary, or any reduction in Employee’s Base Salary, excluding any Base Salary reduction made in connection with across the board salary reductions;
(iv)	The requirement by Employer that Employee relocate Employee’s principal business location to a location more than fifty (50) miles from Employee’s principal base of operation as of the Effective Date;
(v)	Any failure by Employer to achieve the spin-off from KAR Auction Services, Inc. within 18 months of the Effective Date of this Agreement; or
(vi)
A Change of Control occurs and, if applicable, Employer fails to cause its successor (whether by purchase, merger, consolidation or otherwise) to assume or reaffirm Employer’s obligations under this Agreement without change. For purposes of this Agreement, “Change of Control” shall have the meaning assigned to such term under the KAR Auction Services, Inc. 2009 Omnibus Stock and Incentive Plan. For total clarity, the contemplated spin-off from KAR or lack thereof does not represent a Change of Control.

Within ninety (90) days of the occurrence of a Good Reason event, Employee may provide Employer with written notice of Employee’s termination of employment to be effective thirty (30) days after delivery of such notice, during which Employer shall have the opportunity to cure such Good Reason event. In the event of a termination for Good Reason, in addition to the severance benefits provided in Section 5, Employer shall pay to Employee all of Employee’s Accrued Obligations.

(d)
Termination by Employee without Good Reason. Employee may terminate Employee’s employment under this Agreement at any time without Good Reason, upon thirty (30) days’ prior written notice to Employer. In the event of a termination described in this Section 4(d), Employer shall pay to Employee all of Employee’s Accrued Obligations,

(e)
Termination due to Employee’s death or Disability. Employee’s employment under this Agreement shall terminate upon Employee’s (1) death, or (ii) “Disability,” which for purposes of this Agreement means a “Total Disability” (or equivalent) as defined under Employer’s Long Term Disability Plan in effect at the time of the Disability. In the event of a termination described in this Section 4(e), Employer shall pay to Employee all of Employee’s Accrued Obligations. In addition, (i) if Employee is participating in the health plans of Employer at the time of termination, Employer shall pay to Employee the premiums attributable to maintaining Employee’s (and Employee’s qualified beneficiaries’) insurance coverage under the Consolidated Omnibus Budget Reconciliation Act until the earlier of (A) the date that is twelve (12) months following the date of termination and (B) the date Employee is or becomes eligible for comparable coverage under health plans of another employer (the “Continued Benefits”), (ii) Employer shall pay to Employee (or Employee’s estate and/or beneficiaries), in a lump sum following effectiveness of the release described in Section 6 and at the same time Employer pays annual bonuses for such calendar year to its other executives, an amount equal to (x) the actual bonus Employee would have received under the Bonus Plan had Employee remained employed by Employer through the remainder of the calendar year in which termination occurred, multiplied by (y) a fraction, the numerator of which is the number of days Employee was employed in the calendar year in which termination occurred and the denominator of which is 365 and (iii) Employer shall pay to Employee (or Employee’s estate and/or beneficiaries) an amount equal to any annual bonus for a prior completed calendar year that is yet to be calculated and/or paid to Employee, paid as soon as practicable following effectiveness of the release described in Section 6 but in no event later than March 15 of the year following the calendar year to which such bonus relates (the “Earned But Unpaid Bonus”).

5.          Severance Benefits.

(a)
In the event of a termination of Employee’s employment under Section 4(b) or 4(c) (excepting Section 4(c)(v)) of this Agreement, Employer shall provide Employee with the following severance benefits (“Separation Pay”):

(i)	Employer shall pay to Employee an amount equal to the sum of (A) Employee’s annual Base Salary and (B) Employee’s bonus at target for the year in which termination occurs;
(ii)	The Continued Benefits;
(iii)	The Earned But Unpaid Bonus; and
(iv)
if and only if Employee’s employment is terminated under Section 4(b) prior to the earlier of (A) the closing of the transaction in which Employer is spun-off from KAR Auction Services, Inc. and (B) the 18 month anniversary of the Effective Date of this Agreement, then Employer shall pay to Employee an additional amount of (X) $700,000, if such termination of employment occurs prior to the first anniversary of the grant date of Employee’s new hire equity grant, OR (Y) $466,667, if such termination of employment occurs after the first anniversary of the grant date of Employee’s new hire equity grant and prior to the 18 month anniversary of the Effective Date of this Agreement.

(b)	Should the termination of Employee’s employment occur pursuant to Section 4(c)(v) of this Agreement, Employer shall provide Employee with the following Separation Pay:
(i)	Employer shall pay to Employee an amount equal to the sum of (A) two (2) years of Employee’s annual Base Salary and (B) Employee’s bonus at target for the year in which termination occurs.
(ii)	Employer shall pay to Employee an additional amount equal to $466,667.
(iii)	The Continued Benefits; and
(iv)	The Earned But Unpaid Bonus.
(c)
Any Separation Pay provided to Employee as described in Sections 5(a) and/or (b), above, shall be paid by Employer to Employee in twenty-six (26) equal instalments on a bi-weekly basis starting on the next regular company pay day following the effective date of the release described in Section 6 of this Agreement.

6.          Release of Claims. As a condition to the receipt of any payments or benefits described in Section 5 of this Agreement, subsequent to the termination of the employment of Employee (other than any Accrued Benefits or any payment or benefits payable on account of Employee’s death), Employee shall be required to execute, and not subsequently revoke, within twenty-one (21) days following the termination of Employee’s employment a release, in a form reasonably satisfactory to Employer, of all claims arising out of or related to Employee’s employment or the termination thereof.

7.          Restricted Activities.

(a)
Acknowledgements. Employee understands and acknowledges that Employer has invested, and continues to invest, substantial time, money and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of wholesale, retail or consumer vehicle remarketing, including but not limited to vehicle auctions (whole car and salvage), online services, or dealer floor-plan financing. Employee understands and acknowledges that as a result of these efforts, Employer has created, and continues to use and create, Confidential Information (as defined below) and that such Confidential Information is integral to providing Employer with a competitive advantage over others in the marketplace. Employee further understands and acknowledges that the nature of Employee’s position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with Employer.

(b)
Confidential Information. Employee acknowledges and agrees that Confidential Information is the property of Employer, and that Employee shall not acquire any ownership rights in Confidential Information. Employee (i) shall use Confidential Information solely in connection with Employee’s employment with Employer; (ii) shall not directly or indirectly disclose, use or exploit any Confidential Information for Employee’s own benefit or for the benefit of any person or entity, other than Employer, both during and after Employee’s employment with Employer; and (iii) shall hold Confidential Information in trust and confidence, and use all reasonable means to assure that it is not directly or indirectly disclosed to or copied by unauthorized persons or used in an unauthorized manner, both during and after Employee’s employment with Employer. To the extent that Employee creates or develops any Confidential Information during the course of Employee’s employment with Employer, it shall be the sole and exclusive property of Employer. For purposes of this Agreement, “Confidential Information” shall mean any proprietary, confidential and competitively-sensitive information and materials which are the property of Employer, excluding information and materials generally known or available to the public, other than as a result of Employee’s breach of this Section 7, and including without limitation (A) trade secrets, (B) business and technical information that gives Employer a competitive advantage, and (C) information concerning Employer’s customers, suppliers, vendors, licensors, affiliates, financing sources, profits, revenues, financial condition, pricing, training programs, service techniques, service processes, marketing plans, and business strategies.

Notwithstanding anything else in this Agreement, and pursuant to the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Moreover, if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose a trade secret to his/her attorney and use the trade secret information in the court proceeding; provided, however that Employee: (i) shall file any document containing the trade secret under seal; and (ii) shall not disclose the trade secret, except pursuant to a court order.

Notwithstanding anything in this Agreement to the contrary, Employee may, without informing Employer prior to any such disclosure: (1) disclose Confidential Information in confidence to a federal, State, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; (2) disclose Confidential Information in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (3) disclose Confidential Information to Employer’s attorney and use Confidential Information in a court proceeding that Employee brings against Employer, provided that Employee files any document containing Confidential Information under seal and does not otherwise disclose Confidential Information, except pursuant to court order. Without prior authorization of Company’s General Counsel, however, IAAI does not authorize Employee to disclose to any third party (including any government agency or any attorney Employee may retain) any communications that are covered by the Company’s attorney-client privilege.

(c)
Intellectual Property. Employee agrees to promptly disclose to Employer and hereby assigns and agrees to assign, without further compensation, to Employer, Employee’s entire right, title and interest in each and every invention (whether or not patentable), technological innovation, and copyrightable work, in which Employee participates during Employee’s employment with Employer whether or not during working hours, that pertains to Employer’s business or is aided by the use of time, material, or facilities of Employer. Employee further agrees to perform all reasonable acts, including executing necessary documents, requested by Employer to assist it, without further compensation, in obtaining and enforcing its property rights in the above.

(d)
Non-Competition. During Employee’s employment with Employer and for a period of one (1) year immediately following the termination of Employee’s employment for any reason, Employee shall not within the United States or Canada perform for or on behalf of any Competitor (as defined below), the same or similar services as those that the Employee performed for Employer during Employee’s employment with Employer. In addition, Employee shall not, during Employee’s employment with Employer and for a period of one (1) year immediately following the termination of Employee’s employment for any reason, within the United States or Canada, engage in, own, operate, or control any Competitor. For purposes of this Agreement, “Competitor” means any person or entity engaged in the business of wholesale, retail or consumer vehicle remarketing activities, including but not limited to vehicle auctions (whole car or salvage), online services, or dealer floor plan financing within the United States or Canada, provided that Employer (either directly or indirectly through its controlled subsidiaries) is engaged in such businesses.

(e)
Non-Solicitation/Non-Interference. During Employee’s employment with Employer and for a period of one (1) year immediately following the termination of Employee’s employment for any reason, Employee shall not (i) induce or attempt to induce any employee of Employer to leave the employ of Employer, or in any way interfere with the relationship between Employer and any of its employees, or (ii) induce or attempt to induce any customer, client, member, supplier, licensee, licensor or other business relation of Employer to cease doing business with Employer, or otherwise interfere with the business relationship between Employer and any such customer, client, member, supplier, licensee, licensor or business relation of Employer.

8.          Section 409A. The payments and benefits under this Agreement and the terms of any release agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the regulations promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement and any release agreement shall be interpreted and administered consistent with such intent. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. Without limiting the foregoing, solely to the extent required to avoid the imposition of any additional tax or interest to the Employee under Section 409A, any payments, benefits and other obligations under this Agreement that arise in connection with Employee’s “termination of employment,” “termination” or similar reference in this Agreement shall be triggered only if such termination of employment qualifies as a “separation from service” within the meaning under Section 409A. Notwithstanding any other provision of this Agreement, if at the time of the termination of Employee’s employment, Employee is a “specified employee,” for purposes of Section 409A, and any payments or benefits upon such termination including but not limited to payments or benefits under this Agreement would otherwise result in additional tax or interest to the employee under Section 409A, Employee will not be entitled to receive such payments or benefits until the date that is six (6) months after the termination of the Employee’s employment for any reason, subject to earlier immediate payment if the employee dies during such six (6) month period. To the extent required to avoid the imposition of any additional tax or interest under Section 409A, amounts reimbursable to under this Agreement shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Employee) during any one year may not affect amounts reimbursable or provided in any subsequent year. If any provision of this Agreement would subject Employee to any additional tax or interest under Section 409A, then Employer shall use its best efforts to amend such provision; provided that Employer shall not incur any additional expense as a result of such amendment. Notwithstanding any other provision hereof, in no event shall Employer be liable for, or be required to indemnify Employee for, any liability of Employee for taxes or penalties under Section 409A.

9.          Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, the breach, termination, enforcement, interpretation, or validity thereof (including the determination of the scope or applicability of this arbitration agreement), or its subject matter shall be subject and resolved by binding arbitration administered by a single arbitrator from the American Arbitration Association. The parties acknowledge and agree that Employer is involved in transactions involving interstate commerce and that the Federal Arbitration Act shall govern any arbitration pursuant to this Agreement. Such arbitration shall be conducted in accordance with the commercial rules and regulations promulgated by the American Arbitration Association applying the laws of the State of Indiana. The arbitration shall be conducted in Indianapolis, Indiana. Discovery shall be completed within ninety (90) days of the filing of the complaint and the arbitration shall be held no later than one hundred twenty (120) days after the filing of the complaint. A record of the proceedings shall be kept by a qualified court reporter. The decision of the arbitrator shall contain findings of fact and conclusions of law, and shall be made within thirty (30) days of the arbitration and shall be final and binding on the parties, and shall be unappealable. The decision may be enforced in any court having jurisdiction over the parties and the subject matter. Costs of the arbitrator shall be split equally between Employer and Employee.

10.          Miscellaneous Provisions.

(a)
Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To Employer:	Insurance Auto Auctions, Inc.
Attention: General Counsel
Two Westbrook Corporate Center, Suite 500
Westchester, IL 60154

To Employee:	At Employee’s address on file with Employer

(b)
Entire Agreement: This Agreement sets forth the entire agreement between Employer and Employee with respect to the subject matter of this Agreement and fully supersedes all prior negotiations, representations and agreements, whether written or oral, between Employer and Employee with respect to the subject matter of this Agreement, including (but not limited to) the Employment Agreement and attached Restrictive Covenant Agreement entered into between Employer and Employee on April 10, 2017.

(c)
Severability. The provisions of this Agreement are severable and shall be separately construed. If any of them is determined to be unenforceable by any court, that determination shall not invalidate any other provision of this Agreement.

(d)
Amendment and Waiver. This Agreement may not be modified, amended or waived in any manner except by a written document executed by Employer and Employee. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement (whether or not similar), or a continuing waiver or a waiver of any subsequent breach by such party of a provision of this Agreement

(e)
No Mitigation. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Employee obtains other employment.

(f)
Successors and Assigns. This Agreement and the covenants herein shall extend to and inure to the benefit of the successors and assigns of Employer. Employer shall require any successor (whether by purchase, merger, consolidation or otherwise) to assume or reaffirm, as applicable, Employer’s obligations under this Agreement without change. Failure of Employer to obtain such an assumption shall entitle Employee to terminate Employee’s employment under this Agreement for Good Reason.

(g)	Headings. Numbers and titles to Sections hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.
(h)
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together, shall be and constitute one and the same instrument.

(i)	Governing Law and Forum. This Agreement shall be governed by and construed according to the internal laws of the State of Illinois, without regard to conflict of law principles.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

INSURANCE AUTO AUCTIONS, INC.

By:	/s/ John Kett
Printed:	John Kett
Title:	CEO

EMPLOYEE

By:	/s/ Vance C. Johnston
Printed:	Vance C. Johnston